Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into on January 1, 2004 (“Effective Date”) by and between Catalyst Rx (“Employer”) and Kevin C. Hooks (“Employee”) employed at Las Vegas, Nevada 89128.

WHEREAS, Employer desires to employ Employee to devote his full-time to the business of Employer and the Employee desires to be so employed.

NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, Employer and Employee agree as follows:

1. Employment. Employer agrees to employ Employee and Employee agrees to be so employed in the capacity of President or such other position as is mutually agreed upon. The term of the Agreement shall continue from the Effective Date through December 31, 2005. Employer and Employee may mutually agree to extend the Agreement for subsequent terms.

2. Time and Efforts. Employee shall diligently and conscientiously devote his full and exclusive time and attention, and his best efforts to the discharge of his duties as President. Employee shall at all times discharge his duties in Employer’s best interests. Employee shall not engage in or carry on or be employed by, directly or indirectly, any other business or profession, whether or not such other business or profession is in competition with Employer’s business (other than those listed on Exhibit B, or any subsequent additions approved by Employer).

3. Compensation.

a.	Salary Compensation. From the Effective Date through January 1, 2005, Employer shall pay to Employee as compensation (“Compensation”) for his services a base salary at the rate of two hundred fifty thousand dollars ($250,000.00) per year.

b.	Bonuses.

i.	For calendar years 2004 and 2005, Employee shall be entitled to a bonus of up to twenty percent (20%) of the gross profit margin generated by new account business and new vendor agreements where Employee is solely or primarily responsible for such transactions or contracts.

ii.	At Employee’s request, all calculations required to be made under Sections 3(b)(i) and 3(b)(ii) shall be subject to independent third party verification. All bonuses shall be paid no later than March 31 of the following year. The parties intend to preserve comparable incentives to those listed above in any renewal or extension term of this Agreement.

4. Stock Options and Shares. Subject to approval by the Board of Directors of HealthExtras, Inc. (Employer’s parent company) or its designated committee, HealthExtras, Inc. (“HealthExtras”) shall, on or before April 1, 2004, grant to Employee options to purchase two hundred fifty thousand (250,000) shares of HealthExtras common stock under the 2003 HealthExtras, Inc. Equity Incentive Plan (“Option Plan”), with 50% of such options vesting on the first anniversary of the grant date and 50% on the second anniversary of the grant date, subject to such other terms contained in the form of the HealthExtras, Inc. 2003 Equity Incentive Plan Stock Option Award Agreement (“Award”) attached hereto as Exhibit A. Employee shall have no right or interest in any options awarded to Employee until the applicable vesting dates. If any of the terms of the Agreement or the Award are inconsistent with the terms of the Option Plan, the Option Plan shall govern. Employee shall be entitled to future stock option grants consistent with the guidelines applied to other employees with similar levels of compensation, performance and responsibility.

5. Employee Benefits. Employee may participate in the various employee benefit plans that may be offered by Employer, including but not limited to medical, life, dental and disability insurance, and other benefits that are or may be made available in the ordinary course of business to similarly situated employees of Employer.

6. Vacations. Employee shall be entitled to three (3) weeks’ paid vacation per year and such other time off as is consistent with the routine management of the business.

7. Business Expenses. Employee shall be entitled to the reimbursement of all reasonable business expenses incurred on behalf of or in furtherance of Employer’s business. These amounts shall specifically include reimbursement of Employee’s country club dues and any related expenses.

8. Business Records. All business records, contracts, business documents and data of any type or format concerning clients, customers, or contractors of Employer or HealthExtras, or concerning any aspect of Employer’s or HealthExtras’ business, strategy or operations, shall be and shall remain the property of Employer, notwithstanding the subsequent termination of this Agreement for any reason whatsoever. Employee agrees that upon the termination of his employment at any time for any reason whatsoever, any and all of the aforesaid items, and any directly or indirectly related information of any nature, shall continue to be Employer’s property. Employee agrees that now and upon termination of his employment for any reason whatsoever, such items and related information shall not be removed from Employer’s premises, shall not be copied in any manner, and, if any such items are not on Employer’s premises, shall be returned to Employer.

9. Confidentiality. Employee agrees to keep in strict secrecy and confidence any and all information Employee assimilates or to which he has access during his employment with Employer, or which has not been publicly disclosed and is not a matter of common knowledge in the businesses in which Employer is engaged. Employee agrees that both during and after the term of his employment with Employer, he will not, without Employer’s prior written consent, disclose any such confidential information to any other person or entity.

10. Covenant Not to Compete.

a.	Employee recognizes and agrees that by virtue of his employment with Employer, he will be afforded opportunities to become known to various referral sources, clients, customers, and contractors of Employer, HealthExtras and their affiliates, and prospective clients, customers, and contractors of Employer, HealthExtras and their affiliates. Employee recognizes that these opportunities are valuable rights and therefore provide a sufficient basis for the restrictive covenants contained herein. In recognition of the above, and in further consideration of this Agreement, Employee further agrees that, during the term of this Agreement and for a period of one (1) year from the date of the termination of Employee’s employment with Employer for any reason whatsoever, Employee shall not enter into or engage in any marketing and sales endeavors in competition with the business of Employer (other employment responsibilities shall not be precluded) or its affiliates as they exist as of the termination of Employee’s employment, as an individual on his own account, or as a partner, an employee, or an agent for any partnership, entity, or corporation, or as an officer or a director of a corporation; nor shall Employee solicit or contract with, either directly or through third parties, entities contracting with Employer or its affiliates. Employer and its affiliates acknowledge that Employee has listed companies in Exhibit B and verbally throughout the terms of this Agreement. However, in the event of a change in control of HealthExtras either during the term of this agreement, or during any post-employment period where the provisions of this section are otherwise applicable, Employer acknowledges that Employee shall not longer be bound either currently or prospectively by any non-compete provision.

b.	The period of time during which Employee is prohibited from engaging in the business practices specified in Subsection a., above, shall be extended by any length of time during which Employee is in breach of any covenant of Subsection a., above.

c.	It is acknowledged and agreed by the parties hereto that the foregoing restrictive covenants are essential elements of this Agreement, and that, but for the agreement of Employee to comply with such covenants, Employer would not have agreed to enter into this Agreement. Such covenants by Employee shall be construed as agreements independent of any other provision in this Agreement. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of such covenants.

d.	It is agreed by the parties hereto that if any covenant set forth in this Section 10 is held to be unreasonable, arbitrary, or against public policy, then such covenant shall be considered divisible, both as to time and as to geographical area. Employer and Employee agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by Employer and its affiliates.

e.	In the event of the breach or threatened breach by Employee of the covenants contained herein, Employee agrees that Employer shall be entitled to both preliminary and permanent injunctions, enjoining and restraining such breach or threatened breach, and such remedies shall be in addition to all other remedies which may be available to Employer either at law or in equity. Employer and Employee agree and acknowledge that a violation of any covenant contained herein shall cause Employer to suffer irreparable damages and Employee agrees that he is estopped from subsequently asserting in any action to enforce the provisions of any covenant contained herein that Employer has an adequate remedy at law and therefore is not entitled to injunctive relief.

11. Disclosure. During any term of this Agreement, Employee shall disclose, and disclose only to Employer, all ideas, methods, plans, development or improvements known by him which relate directly or indirectly to the business of Employer, whether acquired by Employee before or during his employment with Employer; provided, however, that nothing in this Section 11 shall be construed as requiring any such communication or disclosure where the idea, plan, method, development or improvement is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication or disclosure.

12. Specific Performance. Employee agrees that damages will be an insufficient remedy to Employer if Employee violates Sections 8, 9, 10 or 11 of this Agreement, and that Employer, upon application to a court of competent jurisdiction, shall be entitled to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to Employer.

13. Obligation of Employer on Termination of Employment by Employer. Except for cause or voluntary resignation, if during the initial term of this Agreement, Employer terminates the services of Employee or Employee is permanently disabled or deceased, Employer shall continue Employee’s Compensation through the balance of the initial term payable to Employee or his heirs or estate, as the case may be. Employee shall be responsible for any and all taxes or payments made pursuant to this section. Any payments made hereunder shall not affect Employee’s date of termination.

14. Notices. All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses as either may be designated in writing to the other party:

If to Employer:	David T. Blair
HealthExtras, Inc.
2273 Research Boulevard
Second Floor
Rockville, Maryland 20850

If to Employee:	Kevin C. Hooks
9525 Hillwood Drive
Suite 100
Las Vegas, NV 89134

15. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without regard to principles of conflict of laws.

16. Entire Contract. This Agreement constitutes the entire understanding and agreement between Employer and Employee with regard to all matters herein up to the date of this Agreement. This Agreement may be amended only in writing, signed by both parties hereto.

17. Waiver of Breach. No assent or waiver, express or implied, of any breach of any one or more of the covenants, conditions or provisions of this Agreement shall be deemed a waiver of any subsequent breach, or a waiver of any other covenant, condition or provision of this Agreement.

18. Binding Effect. The rights and obligations of the parties under this Agreement shall inure to the benefit of, and shall be binding upon, the respective heirs, devisees, executors, administrators, legal representatives, personal representatives, successors and assigns of the parties.

19. Severability. If any part of this Agreement is determined to be illegal or unenforceable, all other parts shall be given effect separately and shall not be affected.

20. Interpretation. The language used in this Agreement shall not be construed in favor of or against either of the parties, but shall be construed as if both of the parties prepared this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

EMPLOYEE

Date: January 1, 2004	By:
Kevin C. Hooks

CATALYST RX

Date: January 1, 2004	By:
David T. Blair, Chief Executive Officer